Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about October 15, 2007) pertaining to the Joe’s Jeans Inc. (formerly known as Innovo Group Inc.) 2004 Stock Incentive Plan of our report dated February 6, 2007, with respect to the consolidated financial statements and schedule of Joe’s Jeans Inc. included in its Annual Report (Form 10-K and Amendment No. 1 on Form 10-K/A) for the year ended November 25, 2006, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
October 12, 2007